Voiceamerica Introduces New Internet Radio Show

        Kentfield, CA (PRWEB) July 15, 2004 -- Tuesday, June 22,
        2004--Longtime California psychotherapist Ilene Dillon, M.F.T.,
        L.C.S.W. has launched "Full Power Living," a fresh new Internet Radio show on www.VoiceAmerica.com. "Full Power Living" informs listeners how to make positive and productive use of their emotions to improve their lives, focusing on what they want to become.

        Tune in at 8 a.m. Pacific time on Tuesday mornings, through September
        14, for Full Power Living, a unique Internet radio show featuring guests who are exploring cutting edge research on human emotions and their application.

        Liz Schroeder, M.A., a North Carolina businesswoman, is featured guest on June 29.

        Schroeder reveals how life looks to a "consciously parented child" who is also now raising her three children as a Conscious Parent.
        Conscious Parenting redefines the "job" of parenting, reducing parental stress and producing children who are immune to peer pressure.

        Full Power Living has an impressive guest list of dynamic leading theorists in diverse fields: o Jim Fay (Parenting Children with Love and Logic), founder of Colorado's world famous Love and Logic
        Institute for parenting, a positive, results-oriented program teaching parents and educators to raise responsible children o Sonia Choquette
        (Trust Your Vibes), world-renowned spiritual teacher, and champion of
        Six-Sensory Living and the practical use of intuition in daily life o
        Susan Page (If I'm So Wonderful, Why Am I Still Single?), world renowned expert on Spiritual Partnership who tells us the 8 essential traits of couples who thrive. o Gregg Braden (The Isaiah Effect, The
        God Code), whom Deepak Chopra says "is a rare blend of scientist, visionary and scholar with the ability to speak to our minds, while touching the wisdom of our hearts," reveals how emotion is used to create in life. o Sports Illustrated Senior Editor Austin Murphy (How
        Tough Could It Be) talking about his misadventures and feelings as a stay-at-home parent.

        In addition to wisdom and information provided by host Ilene Dillon
        (Happiness is a Decision of the Heart, Exploring Anger with Your
        Child), the show features a call-in segment for live interaction among listeners, host and guests. Don't miss this one-of-a-kind show,
        Tuesdays, 8 a.m. Pacific, 11 a.m. Eastern on www.VoiceAmerica.com.
        Rebroadcast is at 8 p.m. Pacific time.

        Dillon has practiced psychotherapy privately in California's Bay Area for 32 years. With a Master's Degree from U.C., Berkeley, Dillon is author of 15 published works, and is a 20-year professional member of the National Speakers Association. She has spoken in the U.S.,
        Beijing, China and Australia, is a continuing education provider for
        California nurses, probation officers and psychotherapists, and appeared nationally on television and in print media here and abroad.

        For further information regarding her Internet talk radio show contact
        Ilene at Ilene@EmotionalPro.com, call 866-FULL POWER, or visit online
        www.EmotionalPro.com ;

        VoiceAmericaSM, a SurfNet Media Group, Inc. network station, is the industry leader in Internet talk radio. Broadcasting original content since September 2000, VoiceAmerica has become one of the best talk show radio stations on the Internet. VoiceAmerica broadcasts live twelve hours a day from 6am to 6pm PST. As a listener, all of our hosts and their guests encourage and welcome callers during the live broadcast. You can become part of a show with your questions or comments by simply calling 888-335-5204. Every show rebroadcasts exactly twelve hours later.

        About SurfNet Media Group, Inc. SurfNet Media Group Inc. is an
        Internet broadcast media company based in Tempe, AZ embracing freedom of speech, community, communication and commerce as rallying cries.
        SurfNet produces diverse audio content for targeted audiences streamed globally over the Internet 24/7. SurfNet's mission is to support free speech and expand communities utilizing the Internet as a vehicle for communication and commerce.

        SurfNet produces approximately 75 original programs through its networks, VoiceAmerica(TM)Radio ( http://www.voiceamerica.com/ ) and
        BusinessAmerica(TM)Radio ( http://www.businessamericaradio.com/ ), providing an opportunity for talk show hosts with diverse interests and opinions to share their views on any subject in the United States and throughout the world. In addition, SurfNet recently launched
        Renegade(TM)Talk Radio ( http://www.renegadetalkradio.com/ ), which broadcasts 12 hours of live programming daily, offering edgy and provocative content designed to appeal to listeners who believe in the
        First Amendment and value freedom of speech. SurfNet's music radio station, BoomBox Radio(R) http://www.boomboxradio.com/ , provides playtime for independent artists (indie music).

        SurfNet's patented Metaphor(TM)technology is a new, cost-effective communications tool that facilitates rapid audience growth by loading to a website or desktop in seconds without downloading, streams audio and video content and modifies instantly from a single control point.
        Metaphor applications include a media player, an enterprise communications tool that bypasses email and viral contamination, and a multimedia toolbar and mini-web page.

        SurfNet Media Group trades on the OTC market under the symbol, SFMN.
        Additional information can be found on SurfNet's website,
        http://www.surfnetmedia.com/.

        Forward-looking Disclaimer
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        of Section 27A of the Securities Act of 1933 and Section 21E of the
        Securities Act of 1934. Words such as "intends", "expects",
        "anticipates", "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Although SurfNet Media believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include the inability of SurfNet Media Group
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